EXHIBIT 99.1

PRESS RELEASE

For additional information, contact:
Jane Marsh, Chief Financial Officer
Belmont Bancorp.
(740)-699-3140

FOR RELEASE: October 25, 2004

SUBJECT: BELMONT BANCORP. REPORTS THIRD QUARTER EARNINGS

ST. CLAIRSVILLE, OHIO—Belmont Bancorp. (the “Company”), parent company of Belmont National Bank (the “Bank”), reported net income of $683,000, or $0.06 per common share, for the three months ended September 30, 2004, compared to $406,000, or $0.04 per common share, for the three months ended September 30, 2003. For the nine months ended September 30, 2004, the Company earned $2,040,000, or $0.18 per common share, compared to $2,236,000, or $0.20 per common share for the nine months ended September 30, 2003. During the first nine months of 2004 and 2003, the Company recorded benefits related to its allowance for loan loss due to improvements in asset quality and loan loss recoveries. These benefits had a larger impact on earnings during the nine months ending September 30, 2003, when the Company recorded a loan loss benefit of $1,350,000 compared to a loan loss benefit of $335,000 for the nine months ending September 30, 2004. For the three months ended September 30, 2004, the loan loss benefit was $160,000; no loan loss benefit was recorded during the same quarter of 2003.

Total loans increased 10.1% to $173.4 million at September 30, 2004 compared to $157.5 million at December 31, 2003. President and CEO Wilbur R. Roat said, “We look forward to continued expansion of our loan portfolio to meet the small business lending and consumer needs in the communities we serve. During 2004 we also introduced new products for both our commercial and retail customers including a new business checking product and a competitive money market account.”

Net interest income—the difference between interest income and interest expense—increased $304,000 for the third quarter of 2004 compared to the third quarter of 2003. For the nine months ended September 30, 2004, net interest income increased $971,000. The Company’s net interest margin increased to 3.69% for the first nine months of 2004 compared to 3.41% for the first nine months of 2003.

Other non-interest income declined $170,000 to $769,000 for the third quarter of 2004 compared to $939,000 for the comparable quarter of 2003; for the first nine months of 2004, non-interest income declined $445,000 to $2,295,000 compared to $2,740,000 for the comparable period of 2003. The lower results in non-interest income for the first nine months of 2004 resulted from a decline in gains on sale of loans to $78,000 for the first nine months of 2004 from $464,000 during the comparable period of 2003 and from a decline in security gains to $166,000 for the first nine months of 2004 from $348,000 during the comparable period of 2003.

Non-interest expense declined to $2,597,000 for the third quarter of 2004 compared to $2,711,000 for the third quarter of 2003. For the nine months ended September 30, 2004, non-interest expense declined to $7,568,000 compared to $7,770,000 for the first nine months of 2003.

Belmont Bancorp. is a holding company with total assets of $297 million and Belmont National Bank offices in Bellaire, Bridgeport, Cadiz, Lansing, New Philadelphia, St. Clairsville, Schoenbrunn and Shadyside, Ohio, and in the Woodsdale and Elm Grove areas of Wheeling, West Virginia. The Bank also operates a loan production office in McMurray, Pennsylvania. Belmont Bancorp. stock trades in the SmallCap Market of NASDAQ under the symbol BLMT. The closing price of Belmont Bancorp. stock on October 22, 2004 was $5.49 per share. The book value of the Company’s stock at September 30, 2004 was $2.85.

Forward-looking Statements

In addition to historic information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the likelihood of meeting the Company’s lending goals. Forward-looking statements are statements other than statements of historical fact, including statements regarding the Company’s expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” or other words of similar meaning. Readers should not place undue reliance on forward-looking statements, which reflect management’s opinion only as of the date on which they were made and, due to many factors, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in, or implied by, the forward looking statements. These factors include general economic conditions which could increase loan losses above loan loss reserves, competition from other banking institutions, financial institutions and nonbank or non-regulated companies or firms that engage in similar activities with significantly greater resources, credit, market, operational, liquidity and interest rate risks, fiscal and monetary policies and legislation impacting future operations and performance and adverse business conditions. Except as required by law, the Company disclaims any obligation to review or update these forward-looking statements to reflect events or circumstances as they occur. Readers should also carefully review these and other risk factors described in Company reports filed with the Securities and Exchange Commission.

($000s except share and per share amounts)

	September 30, 2004	December 31, 2003	September 30, 2003

Total assets	$296,728	$299,475	$296,744
Total loans	173,357	157,528	146,340
Allowance for loan losses	3,033	3,300	4,035
Nonperforming assets	1,878	1,931	2,814
Nonperforming assets as a % of total assets	0.63%	0.64%	0.95%
Allowance for loan loss as a % of nonperforming assets	161.50%	170.90%	143.39%
Total deposits	$227,329	$235,039	$232,754

Consolidated Capital Ratios
Tier 1 risk-based capital ratio	13.6%	15.4%	16.1%
Total risk-based capital ratio	14.9%	16.7%	17.3%
Tier 1 leverage ratio	9.0%	10.1%	10.0%

For the three months ended September 30	2004		2003
Net income	$683		$406
Income before income taxes	931		523
Provision (benefit) for loan losses	(160)		—
Basic and diluted earnings per common share	$0.06		$0.04
Cash dividend per share	$0.04		$0.13
Weighted average shares outstanding:
Basic	11,113,561		11,108,903
Diluted	11,207,047		11,181,253
Net interest margin	3.72%		3.37%

For the nine months ended September 30	2004		2003
Net income	$2,040		$2,236
Income before income taxes	2,787		3,074
Provision (benefit) for loan losses	(335)		(1,350)
Basic and diluted earnings per common share	$0.18		$0.20
Cash dividend per share	$0.51		$0.13
Weighted average shares outstanding:
Basic	11,110,889		11,108,632
Diluted	11,213,486		11,181,674
Net interest margin	3.69%		3.41%